Exhibit (a)(5)(v)

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Event Date/Time: Feb. 27. 2009 / 10:30AM ET

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

CORPORATE PARTICIPANTS

Blaine Davis

Endo Pharmaceuticals - VP, Corporate Affairs

David Holveck

Endo Pharmaceuticals - CEO, President

Ivan Gergel

Endo Pharmaceuticals - EVP, R&D

Caroline Manogue

Endo Pharmaceuticals - EVP, Chief Legal Officer

CONFERENCE CALL PARTICIPANTS

Shibani Malhotra

Goldman Sachs & Co. - Analyst

Gregg Gilbert

BAS-ML - Analyst

Gary Nachman

Leerink Swann & Co. - Analyst

Rich Silver

Barclays Capital - Analyst

Corey Davis

Natixis Securities - Analyst

David Buck

Buckingham Research Group - Analyst

Ian Sanderson

Cowen and Co. - Analyst

Ken Trbovich

RBC Capital Markets - Analyst

Patti Bank

Pacific Growth Equities - Analyst

Scott Henry

Roth Capital Partners - Analyst

Michael Tong

Wachovia Capital Markets - Analyst

John Newman

Oppenheimer & Co. - Analyst

Scott Hirsch

Credit Suisse - Analyst

Gene Mack

Lazard Capital Markets - Analyst

Lei Huang

Summer Street Research Partners - Analyst

Tim Chiang

FTN Midwest Securities - Analyst

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2008 Endo Pharmaceuticals earnings conference call. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Blaine Davis, Vice President, Corporate Affairs. Please proceed.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Thanks. Good morning, everyone, and thank you for joining us. With me today on today’s call are Dave Holveck, President and CEO of Endo, and Ivan Gergel, the Executive Vice President of R&D. Dave and Ivan will provide an update on recent business activities, and plans for 2009, after which I was summarize our recent financial results and 2009 guidance. After our remarks, we will open the call to your questions. Our Chief Operating Officer, Nancy Wysenski, was not available join us today, due to a family emergency, but our General Counsel, Caroline Manogue, and Ed Sweeney and Karen Adler from our finance group, are here to help answer questions.

I want to remind you that any forward-looking statements by management are covered under the Private Securities Litigation Reform Act of 1995, and subject to change. Risks and uncertainties described in today’s press release, and in our filings with the SEC. In addition, during the course this call we may refer to non-GAAP financial measures, that are not prepared in accordance with Accounting Principles Generally Accepted in the United States, and that may be different from non-GAAP financial measures used by other companies.

Investors are encouraged to review Endo’s current report on form 8-K filed with the SEC earlier today, for Endo’s reasons for including those non-GAAP financial measures in it’s earnings announcements. The reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, is contained in our sales and earnings press release, issued earlier this morning.

Now let me turn the call over to Dave.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks, Blaine. Endo has taken major strides during the past year, and I would like to take a few minutes to review our progress, and outline our plans for ‘09. In addition to achieving record revenues and earnings last year, we strengthened our management team with the additions of new leaders in R&D, HR, Communications, Business Development, and other areas of the Company.

We also added several industry leaders to our Board, and reorganized our sales and marketing groups, to make them more nimble and successful. We also reduced spending and identified opportunities for future cost savings. We then undertook a major strategic review of our business, to determine how and where we plan to grow.

We know that pain products are what made Endo successful, but we also realize that to create long-term value for patients and shareholders, we needed to broaden our therapeutic footprint, and explore new areas that are attractive, for a specialty pharm company anchored in pain. As a result this review, we determined that specialties related to pelvic health, specifically urology, endocrinology, and oncology, would complement our current pain franchise, and enable us to build a sustainable business beyond pain.

These therapeutic specialties were attractive to us because of their favorable demographics, unmet medical needs, and opportunities to leverage our experience in specialty sales and drug delivery. Most important, these areas and our pain business could provide us with near, mid, and long-term growth opportunities, that we could continue to build upon. The assessment led us to the acquisition of Indevus, which we now control. Indevus brings us new marketed products, compounds in mid to late-stage development, and exciting drug delivery technology, and new specialty sales groups with reach into three new areas for us, urology, endocrinology, and oncology.

Indevus represents the first step in a building process to grow our revenue base. As part of this process, we have also made choices about Endo’s pipeline, which was previously focused only in pain. After careful consideration, because several mid-stage Endo problems, and under Dr. Ivan Gergel’s leadership, we have opened up a whole new approach to R&D. Ivan is expanding the competencies in R&D, exploring new therapeutic areas, consistent with our commercial strategy, and finding new partners for collaboration.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

I would like to turn the call over to Ivan for a few minutes, to comment on his team’s progress, and the R&D deals we recently announced. Ivan?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

Thanks. The Indevus acquisition has given us a great opportunity to reprioritize our development work, to focus on later stage product candidates that address unmet medical needs, and support our growth objectives. We are now working with the Indevus team to develop Pagoclone, a Phase II drug for stuttering, which is partnered with Teva Pharmaceuticals, and also two products currently in Phase III development. The Octreotide implant for acromegaly, and PRO 2000, for the prevention of HIV and other sexually transmitted diseases.

We are also preparing for the upcoming regulatory submission for Nebido, which we hope to launch next year as a treatment for hypogonadism. And in addition, we are evaluating the Hydropolymer technology, to see where we can apply this novel drug delivery system, to products in our specialty generics business, as well as other potential therapeutic areas. As a result of our acquisition of Indevus, and the reprioritization of our Research & Development programs, we have discontinued the develop of EN 3285, the NAC oral rinse for oral mucositis, and EN 3270, the Transdermal Sufentanil patch.

Our shift in development focus has not diminished our interest in pursuing innovative research. We recently announced research agreements with Harvard University, Aurigene Discovery Technologies, and today, with Grunenthal, to discover and develop novel treatments for pain and cancer. Both the Harvard and Aurigene agreements, represent the launch of the virtual discovery effort within Endo.

With Harvard, we are exploring a new pain drug delivery method, that targets pain-sensing neurons, without harming motor neurons. We have exclusive rights to their technology and will be responsible for the development and commercialization of any drug candidates discovered under this agreement. The Aurigene collaboration is focused on a specific target in oncology.

In addition, we have also enhanced our late-stage pipeline with a deal announced today with Grunenthal. We have licensed the right to develop a new compound, to treat chronic pain and diabetic peripheral neuropathic pain. This compound is currently in Phase II development.

Pain remains a key component of Endo’s growth strategy, and this agreement, along with the Harvard collaboration, demonstrates Endo’s commitment to the therapeutic area, that has made the Company so successful to date. All of this activity reflects our desire to establishment a more competitive position in pain and pelvic health, by creating innovative new products, with improved patient outcomes, and address unmet medical needs. I believe that this is the right way to build our pipeline, and that the changes we have made in R&D are appropriate, and will lead to promising new drugs.

Now I will turn the call back to Dave.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks, Ivan. With the changes we executed last year, and Indevus now under our control, Endo is well-positioned to achieve sustainable revenue and earnings growth. Our base business remains strong, as we continue to refine our sales and marketing programs, to improve our efficiency and effectiveness in the field.

Lidoderm has been one of the foundations of Endo’s success, and we will continue to support its growth. Our other pain products such as Opana and Voltaren are also performing well. Percocet and Frova continue to grow nicely. Both products had a strong fourth quarter, and will continue to support Endo’s growth in 2009. At the same time, expanding our therapeutic focus and pursuing new collaborations has shifted the momentum of our portfolio, from mature pain drugs to new products in urology, endocrinology, oncology, and pain management.

The integration of Indevus into Endo reflects a shift, and will be a big part of our growth plan this year. We are now preparing to put additional marketing muscle behind Vantas and Supprelin to support their growth. I am also pleased to report that the amended SNDA for Valstar was just approved by the FDA this week, which allows us to relaunch this product in the second half of 2009. We are also planning to launch Nebido in 2010, if it is approved. We will use both the Indevus commercial team and the Endo sales force, and managed market groups, to support these brands.

Just to elaborate on integration for a moment. We are maintaining the Indevus commercial infrastructure, which includes 75 urology sales reps, and 25 endocrinology reps, who remain a very valuable asset. We will be combining the R&D teams, as Ivan mentioned, including the Nebido development team, that has been responsible for refiling the NDA, and supporting that product through the FDA review. And we are maintaining the Indevus facility in Cranbury, New Jersey, and the manufacturing team responsible for the Hydron drug delivery system.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

To be clear, this integration is less about synergies, cutting expenses, and reducing headcount. We did that on our own last year, which gave us the breathing room to pursue an acquisition like this one. This deal is more about the strategic value that Indevus brings to Endo. Indevus is a fairly lean organization, and their people and products really are additive to our organization.

I am pleased to report that we are well down the integration path, and it is going extremely well. Indevus and the research collaborations we have announced, represent the first step in our move to broaden Endo’s product portfolio, and therapeutic reach. We are continuing to pursue business development opportunities consistent with this strategy, and you should expect to see us announce other acquisitions or collaborations this year. I won’t be more specific about the timing, or the type of deals, but you should know that we are committed to an aggressive growth plan.

Looking ahead, our objectives for 2009 are fairly straightforward. First, maintain our leadership in pain management, through appropriate marketing strategies and sales tactics to increase revenues. Second, integrate the Indevus team quickly into our organization, and pursue new marketing initiatives, launch new products and find new applications for the Hydron Polymer drug delivery system.

And third, find new product technologies and ideas to build on. Deals we have announced with Indevus, Harvard, Aurigene, and now Grunenthal, are great new beginnings for Endo, but they are only the beginning. There is much more that we plan to do and expand our product portfolio. Thanks to a very successful 2008, I believe we are in a strong position to grow our top and bottom lines this year, and achieve net sales of $1.39 billion to $1.44 billion, and adjusted diluted earning per share of $2.59 to $2.67 in 2009. That is our vision for this year, and I am confident we can get there.

Now I will turn the call over to Blaine, to review our 2008 financial results, and provide more detail on our 2009 financial guidance. Blaine?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Thanks, Dave. Let me begin by pointing out that in today’s press release, we have presented both GAAP and adjusted financial results, as has been our past practice. Going forward and beginning with our results for the first quarter of 2009, our adjusted results will include the impact of stock option expenses.

However, we will now exclude the impact of amortization of intangible assets, in addition to items that we have previously excluded, such as estimated up-front milestone payments to partners, asset impairment charges, and changes in the fair value of some of our financial instruments. This change in reporting is consistent with our peers, and should clarify our financial reports on the performance of our business.

Now let me briefly summarize our 2008 financial results. For the fourth quarter of 2008, we have net sales of $347 million, up 14% over the fourth quarter of 2007. Selling, general, and administrative expenses were $130 million, and R&D expenses were $28 million. Fourth quarter net income was $74.9 million, up 48% over the fourth quarter of 2007. Our diluted earnings per share rose 68% to $0.64 versus $0.38 in the fourth quarter of 2007. And our adjusted diluted earnings per share rose 37% to $0.71 versus $0.52 in 2007.

For the full year 2008, we reported net sales of $1.261 billion, up 16% over 2007. SG&A expenses were $488 million, while R&D expense was $110 million. Our net income rose 15% to $261 million. Diluted earnings per share rose 25% in 2008 to $2.12, versus $1.69 in 2007, and our adjusted diluted earnings per share also rose 25% to $2.40, versus $1.92 in 2007. The outperformance of the fourth quarter and full year was driven primarily by higher than expected sales for our branded products, and slightly lower than expected SG&A expenses.

Now let me run through our 2009 financial guidance. Just as a reminder, our 2009 financial guidance reflects the impact of the Indevus acquisition. As Dave stated, we expect net sales to be between $1.39 billion and $1.44 billion. Our 2009 adjusted diluted earnings per share are expected to be between $2.59 and $2.67. We expect the gross margin to decline slightly in 2009, as a result of the full-year impact of the Opana royalty payment to Penwest, and increased rebates on our core products.

We anticipate the 2009 adjusted tax rate to be approximately 33.6%, due to the cash tax savings expected to be provided by the Indevus acquisition. While we will not provide specific guidance on SG&A expense or R&D, we do expect these line items to increase in 2009, primarily as a result of the acquisition of Indevus. However, the increase in operating expenses will be partially offset, by the continued rationalization of our cost infrastructure, which we mentioned when we announced the acquisition of Indevus earlier this year.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

This concludes our prepared remarks. And now I will ask the operator to open the call to your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Questions will be taken in the order received. Your first question will come from the line of Shibani Malhotra from Goldman Sachs. Please proceed.

Shibani Malhotra - Goldman Sachs & Co. - Analyst

Sorry, can you hear me?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

We can hear you.

Shibani Malhotra - Goldman Sachs & Co. - Analyst

Blaine, I was just wondering if you could take us through the guidance again for 2009. I guess there are a number of components that you have excluded, and there is some confusion around the stock option expenses? So can you just take us through that? And then can you also update us on how things are going with your cost-cutting initiatives? I know you said you were looking at $40 million in cost cuts by 2010. But just trying to look at where we are versus that right now?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure. To reiterate, the guidance that we provided of $2.59 to $2.67, does exclude the impacts of the amortization expense of commercial intangible assets. The majority of that is associated with Voltaren gel, as well as with the recent acquisition of Indevus. The guidance that we provided of $2.59 to $2.67, does include the impact of stock option expense, so that is a change from how we have characterized things in the past.

As it relates to the cost-cutting initiative, I think we have made good progress to date on that initiative. As you saw, we have terminated the development program earlier this year with our partner, Alexza, as well as the cutting two of programs that we announced today. All of that has made solid progress toward the achievement of the cost-savings initiative we announced earlier this year. We will continue to look at other parts of the cost infrastructure, including our marketing spend for ways to continue to generate that cost savings. But I think we are well on the path to the achievement of that objective.

Shibani Malhotra - Goldman Sachs & Co. - Analyst

Okay. Can I just have a quick follow-up? On your revenue guidance, I know you don’t break out the products, but if we are just thinking about how to model Lidoderm, scrip trends have not been as strong as they have been in the past. And you have consistently mentioned as a company and a management team, that you are seeing pricing pressure. How should we be thinking about the future this product over the next few years? How should we be looking to model this?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Thanks. So I think again, the top-line guidance that we provided, does reflect the impact of the additive products from Indevus. I think we do expect continued growth from products like Opana, as well as the continued growth of the Opana products.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Specifically related to the question on Lidoderm, again, it has been, the product that has generated significant growth for the organization in the past, as you indicated. The prescription trends around that product have started to decline slightly. Again, most of that due from our standpoint, due to the maturity of that business, but we will continue to support the growth of that product. We announced last quarter the initiation of the new marketing campaign. We have seen some good impact from those marketing campaigns, and hope to see continued growth of the product.

Shibani Malhotra - Goldman Sachs & Co. - Analyst

Okay. Thank you.

Operator

Your next question will come from the line of Gregg Gilbert from Bank of America.

Gregg Gilbert - BAS-ML - Analyst

Thanks. A couple. Sorry if you covered this, I got on late. How is the CFO search going, and what is your proposed timeline there?

David Holveck - Endo Pharmaceuticals - CEO, President

Our CFO search is going very well. I think certainly the market climate opportunity, and looking at talent at this point, I am not going to predict an exact timing on it. But I would expect to have an individual on site or in place within the next three months. I think the always issue is the unraveling of one position, and going on to another. But that said, that is the timing that I am looking at at this point.

Gregg Gilbert - BAS-ML - Analyst

Okay. Thanks for that. Blaine, can you share, if you have this handy, what the tax rate ought to be on the adjustments, the difference between the GAAP and the adjusted guidance for ‘09? I see there is a different tax rate there?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Yes, Gregg. If you just utilize the net effective tax rate on those adjustments, which is approximately 38%, that is the tax rate to use there.

Gregg Gilbert - BAS-ML - Analyst

Okay. And can I just confirm that there are no deals that we do not know about in your ‘09 guidance?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is correct. That is correct.

Gregg Gilbert - BAS-ML - Analyst

And one more for you, Dave. Given that Lidoderm, as we sit here today, has life to 2015 and change, what are your thoughts there on life cycle management initiatives? It would seem to me that the return on those could be quite compelling, if there is anything to be done there. Can you frame that for us?

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

David Holveck - Endo Pharmaceuticals - CEO, President

Well, you are right, absolutely right. I think it as a franchise that in coming in here, and looking at our pipeline, and certainly with Ivan joining, and looking at the competencies, that has been renewed if you would, and then I think looking at the opportunities, to your point, to your question is it is certainly on the table.

The specificity of how we are looking at it is broad in range, meaning obviously how we look at it from the market, that we have a strong position, and what else can we put around that market, as well as new technologies, either in mechanisms of actions of pain, and/or other therapeutics. So I wouldn’t want you to just take away the idea of line extension, specifically to an existing configuration that we are currently in the market with.

Gregg Gilbert - BAS-ML - Analyst

Thanks.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks Gregg.

Operator

Your next question will come from the line of Gary Nachman from Leerink Swann.

Gary Nachman - Leerink Swann & Co. - Analyst

Hi, good morning. First, Blaine, a couple more on the guidance. So how should we think about the overall contribution from Indevus on the top line? In last quarter I think it was a run rate to do about $100 million for this year. But it is based on how they recognize some of that revenue. But I think it might be changing that. Can you talk about that?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure. So we won’t go into any specifics about the various contributions of the Indevus products. I think you are right, Gary, we will change how we plan to record the revenue associated with those products. We will not record the amortization of any milestones in our top line, as Indevus had done historically. We will just look at basically the net sales of those products, and record them in that fashion accordingly.

Gary Nachman - Leerink Swann & Co. - Analyst

So first thing, you are just going to record the royalties as they come in, correct, then you will record the sales of the other products?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is correct, Gary.

Gary Nachman - Leerink Swann & Co. - Analyst

Okay. Then could you confirm for us how much amortization from intangibles is actually excluded from 2009? And maybe the components of that. You mentioned I think $30 million in 2008 for Voltaren. Can you give us that number? I think that would be helpful.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure, it is about $30.8 million in 2008 that we highlighted in the release. In 2009, I expect it to be about $56 million.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Gary Nachman - Leerink Swann & Co. - Analyst

Okay. And then a couple for Ivan. First, could you give a little bit more, what was behind the decision to divest the Sufentanil patch and oral rinse? And specifically on the patch, what came out of the meeting with the FDA?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

Yes. As you know, we started the strategic review the first half of last year, and that has been going on. With the acquisition of Indevus, clearly we have expanded our late phase pipeline, and that has changed our R&D priorities. And as such, we made the decisions to discontinue the NAC and the Sufentanil. We had a good meeting with the FDA, it was collaborative and it was informative. It will be helpful to our partners going forward with the development of the patch.

Gary Nachman - Leerink Swann & Co. - Analyst

Okay.

David Holveck - Endo Pharmaceuticals - CEO, President

This is Dave Holveck. Just to be able to follow through on that, I think that the whole essence of how we want to guide this Company as a sustainable player, both in the industry and for revenue growth, was very significant as we looked at future use of our dollars, and then our technology. Obviously Indevus was that first step.

I think we pursued the current pipeline aggressively. I think the outcome that led us to this decision was not an easy one. Clearly, to Ivan’s point, the FDA meeting and the prep that went into that was positive, and at the same point, we had to make some tough decisions relative to dollars, as well as priorities. And what we believe would be best served for our new direction here.

Gary Nachman - Leerink Swann & Co. - Analyst

Okay. Just to follow on that point, the new deal with Grunenthal for Axomadol, could you tell us what the terms are for that, and also how the product is differentiated, and when we could see Phase II data? Thanks.

David Holveck - Endo Pharmaceuticals - CEO, President

Yes. Ivan?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

Yes. The terms are that we will pay an up-front payment of approximately $30 million. And then we also have the potential to pay additional development, regulatory, and commercial milestone payments, of up to $100 million down the road. The second part of the question was?

Gary Nachman - Leerink Swann & Co. - Analyst

How it is differentiated, and when we could see Phase II data?

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

We are going into Phase II studies this year, both ourselves and our partner Grunenthal. We would hope to have data toward the latter part of next year, beginning of 2011. We are very intrigued by its mechanism of action. It excites us. And certainly we will be saying more about that as time goes on.

Gary Nachman - Leerink Swann & Co. - Analyst

Okay. Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks, Gary.

Operator

Your next question will come from the line of Rich Silver from Barclays Capital.

Rich Silver - Barclays Capital - Analyst

Good morning. Perhaps you could elaborate on the managed care contracting? I think we discussed some of the discounting that you saw in ‘08, and it looks like maybe there was less impact in the fourth quarter. And what kind of base, or how should we be looking at it going forward on Lidoderm and Opana?

And then secondly, in terms of the gross margin outlook, can you give us some sense of that, and the trend there? And then lastly, any thoughts on 2010 and expectations for growth in 2010?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure. So relative to the managed care contracting, on Lidoderm and Opana as we have stated, we continue to believe that to have an impact on the rebating of those products, I think for different reasons, again, Lidoderm due to the maturity of that product, we will expect to see discounts on that product moving forward to maintain formulary position.

Again, as we spoke about last quarter relative to Opana, we now have fairly broad-based coverage of that product. That was a decision we made strategically to execute those contracts on the managed care side. Again, we hope to see obviously the contracting strategy that we do translate into volume growth in 2009 and beyond.

On the gross margin outlook, again as I stated, we do expect to see a slight decline in the gross margin. That is primarily associated with the Opana franchise, and the net royalty payment that we will be making to Penwest from this point forward. And lastly, the question on the 2010 outlook. Again, we wouldn’t provide any specific guidance relative to 2010 at this point in time.

David Holveck - Endo Pharmaceuticals - CEO, President

Let me just say a little bit. I think this element of managed care is an important one. When we came on board, I think the opportunities to, as we talked in my opening comments about how we wanted to look at our organization, marketing organization—Nancy Wysenski I think was instrumental in bringing to the forefront the importance of building out managed care, and the managed care orchestration. Given what we saw strategically in the future.

And to her credit, and of course she can’t be on the call, but to her credit, we are well-positioned today as a result of that, both in the numbers, the levels of the people that are involved, and the position we have been able to secure. Having said that, although we can’t forecast 2010, I would say that we are well-positioned certainly to compete, in what I consider an evolving industry trend of contracting.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Rich Silver - Barclays Capital - Analyst

So that just back on the gross margin, to be clear, other than the decrease that we would see attributable to the Penwest royalties, you expect the gross margin to be stable, despite sort of ongoing price negotiations, and fairly maybe aggressive price discussions with managed care?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Well, again, that is correct. And again, I mean, I think what we tried to highlight as David said, is that that clearly a lot of the contracting for 2009 has been complete up until this point. So we have a good sense as to to the relative rebates to expect. Again, relative to 2010, I think that is more unclear at this point in time. So your assumptions are correct.

David Holveck - Endo Pharmaceuticals - CEO, President

Yes. I guess the sense since we are going to get into the futures of intent, I also tried to indicate we are not dormant here, relative to where we are today. It is a continuum of build, and I can assure you that we have targets for 2010, and it does include certainly the growth of these products, but along additional lines of growth as a result of business development.

Rich Silver - Barclays Capital - Analyst

Okay. And just two quick ones. Acquisitions this year. Should we expect ones like the one you announced today, or potentially larger ones? And then last thing was just the share count decline 4Q versus 3Q, can you explain that?

David Holveck - Endo Pharmaceuticals - CEO, President

Let me first look at how we talk about building out the business. Yes, I think that the strategic plan and the aggressive aspect of the way I want to see this Company evolve and build, is going to be specifically against strong strategic lines. My belief is, and we are positioning, all of what we are doing here relative to yes, our revenue growth and being able to leverage our base business and bottom line.

But I think you would agree that in the context of our changing health care system, we are also positioning this Company, to be able to be a highly respected competitor in this specialty field that we target, meaning pain and pelvic health. So when you talk about the size of deals and the aggressiveness we want to go, we are going to look at those opportunities.

And we are going to look at those opportunities in light of this market environment that creates some very good plays for us. I won’t comment on size, but if they fit against this strategy, and give us the type of growth that I want to see, we will go after it. I think a good deal can be, certainly can be found, and a good deal can be financed and put together. So I mean, that is just trying to put a context about what we are trying to do. It is about building out the Company in a strategic area, not just adding revenues for revenues’ sake. Go ahead.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

So with the question around the share count difference, again, that was just essentially the full quarter impact of some of the share repurchase activity the we completed during the third quarter. There was a very small amount of shares repurchased at the beginning the fourth quarter. But that is a very small impact

Rich Silver - Barclays Capital - Analyst

And that is a good base going forward?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is a good base to assume going forward. Yes.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Rich Silver - Barclays Capital - Analyst

Thank you.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Can we go to the next question?

Operator

Your next question will come from the line of Corey Davis from Natixis.

Corey Davis - Natixis - Analyst

Thanks very much. I think I heard all the questions on gross margin. Maybe one more point of clarification. If I back out your ‘08 amortization, I get to an 81.2% margin for ‘08. And I know you said it will tick down because of rebating. But what contribution to the downtick? Will there be an incremental effect down from Indevus? The incremental negative impact from Indevus is really not material. Most of the decrease is actually related to, again, as I said earlier, the Opana royalty. Okay. Great. And then back to the tax rate, too. I think you said that for the excluded items, use the same as your GAAP rate of 38%. But if your adjusted tax rate is 33.6%, where is the benefit coming from, if it is not from the excluded items? The benefit in the tax rated is primarily associated with the net operating losses that we picked up from Indevus. That is the driving factor in the difference between the net effective rate and the cash tax rate. There would be cash savings associated with those net operating losses. Okay. Great. And on the Grunenthal deal, Dave, did I hear correctly that you are not going to see Phase II data for a while? And I guess if I am reading some of the old Grunenthal press releases, it looks like this thing was supposed to enter Phase III in ‘05. Are both of those statements correct, and if so, why is it taking so long?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

This is Ivan, we are running, ourselves and Grunenthal are running Phase IIb programs this time, which are aligned with the sort of indications in diabetic neuropathic pain, and chronic pain, that we will actually be pursuing with this agent.

David Holveck - Endo Pharmaceuticals - CEO, President

Yes, I don’t know that we can comment on the past. I would say that as we look at the opportunity, and I would, again, speak to Grunenthal’s intention, is to look at the US opportunity, and the way we can frame and put our accounts against that, not that I am going to commit to timelines, but I think the past timelines were really driven more on their perspective from the European market. And again, how they designed those trials. So there probably is going to be a delta, but I don’t know if I can comment at this point.

Corey Davis - Natixis - Analyst

I just wanted to make sure that given that it is an NCE, that there wasn’t any sort of surprising tox issue that popped up, that put it on clinical hold for a while?

David Holveck - Endo Pharmaceuticals - CEO, President

This is David, let me tell you this story. I wouldn’t do a deal, it wouldn’t be surprising at this point. I can tell you that my line of experience in this industry, I have spent a lot of time looking under the hoods on these deals. And this one was painfully executed, in terms of diligence.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Corey Davis - Natixis - Analyst

Great. And last, can you confirm the patent that exists on the compound? Is it a composition patent?

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

Corey, it is Caroline Manogue. Yes. The composition matter patent expiring in 2016. If the development timeline supports it, it can be extended out to 2021. And they also have an application on file with the PTO right now, which could extend the life out to 2026. But that is just pending at this point.

Corey Davis - Natixis - Analyst

Great, thanks.

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

Okay.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Next question, please.

Operator

Your next question will come from the line of David Buck from Buckingham Research.

David Buck - Buckingham Research Group - Analyst

Yes. Thanks for taking the questions. First, if I look at Opana and the recent settlement, can you talk, Dave, about strategically, whether you are looking at filling that void after 2011, in terms of your core pain business, or are you still searching, just to really expand the pelvic pain in terms of M&A? From the timing of the settlement, it looked like you have a different view of Opana’s longevity?

David Holveck - Endo Pharmaceuticals - CEO, President

Well, again, I think that the Opana longevity relative to maybe the patent life aspect of it, patent relative to the Opana ER is I think is 2015. And just, let me ask Caroline here. I think it’s between 2013 or 2015.

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

2013, and there is an currently issued patent out to 2022.

David Holveck - Endo Pharmaceuticals - CEO, President

Okay. So to that point, I think again, we like where that product sits in the marketplace, and it’s growths. Now you speak of futures, a’m really, really focused on new mechanisms of actions. I think that relative to whether it is Grunenthal, or to Ivan’s point, or Harvard, or some of the other areas that we are looking at, we think it is an attractive market. Albeit some of the new mechanisms of actions are slower in developing than maybe we all would like.

And so our efforts to stay into that space, are really focused on these new mechanisms of actions. That is not to say, and we won’t look at ways to extend with the current methods of action, but at this point I think most of our development dollars and R&D are going to be more into the futures. And I think, again, relevant to Opana half life, and where we are today, current deals that we announced, I think we are in a position that is competitive, but we might be able to enhance it, no question.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

David Buck - Buckingham Research Group - Analyst

Well, just forget getting about the patent life, with the settlement, Opana will start to go away in 2011. That is the issue. I guess the question is, whether you are looking at opioids in terms of development or M&A, it sounds like the answer is—?

David Holveck - Endo Pharmaceuticals - CEO, President

From that standpoint, yes. We certainly are looking to be able to back fill from that direction. I thought you were targeting more on what our strategic futures lie.

David Buck - Buckingham Research Group - Analyst

Well, yes. Okay. More of a BD question I guess.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

One point of clarification, David, on that. Again, the settlement that we signed with Actavis is relevant to the 7.5 and 15-milligram dosage strength.

David Buck - Buckingham Research Group - Analyst

Right. I guess for Opana itself, would you expect to have an authorized generic, if generics come this year from Endo?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

I don’t think we would comment at this point in time. I mean, relative to Opana IR. We have a generics business, but I wouldn’t comment further on it.

David Buck - Buckingham Research Group - Analyst

Two quick ones. For the amortization of $56 million I think you said that is being excluded for this year?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Yes. That is correct.

David Buck - Buckingham Research Group - Analyst

Is that right?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is right, David.

David Buck - Buckingham Research Group - Analyst

Okay. It equates to roughly $0.30 per share after tax that is excluded from the guidance. Is that correct?

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is correct, yes.

David Buck - Buckingham Research Group - Analyst

Okay. And for the Indevus revenues, I know you are not giving specific guidance. But on January 7 you put out projections as far as the tender offer form. So net product sales of $56 million for ‘09, $138 million for 2010, $240 million for 2011. They were obviously Indevus management prepared. What are your current thoughts on those ranges?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Again, I mean, I think what I said there is those were Indevus-related projections. I think we are not in a position at this point in time to provide specific revenue guidance, and our relative level of comfort with those. Again, through the due diligence of the deal, we obviously looked at these products. And are excited to have them in the house, as David said. We plan to put additional marketing support behind those products, to continue the growth trajectory. But I think more specifics beyond that, and our relative level of comfort around the Indevus specific numbers that were put forth, we wouldn’t comment any further.

David Buck - Buckingham Research Group - Analyst

Okay. Would you expect to comment at some point this year?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

I think relative to their performance. Again, we will obviously clearly indicate what their performance is in our operating results.

David Buck - Buckingham Research Group - Analyst

Right.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

At this point in time, wouldn’t comment on whether it would be to provide future revenue guidance on the individual product lines.

David Buck - Buckingham Research Group - Analyst

Okay. Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Thank you.

Operator

Your next question will come from the line of Ian Sanderson from Cowen and Company.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Ian Sanderson - Cowen and Co. - Analyst

Good morning, thanks for taking the questions. First, can you provide us any update on the discussions with Allergan for co-promotion rights to Sanctura, if there has been an update? Second, just a procedural step here. What needs to actually be completed to formally close the Indevus acquisition? And could you give us a little bit of guidance on what the pro forma balance sheet will look like post-close? And then finally, what are your expectations for next Tuesday’s meeting with the FDA on the extended release Opioid REMS programs?

David Holveck - Endo Pharmaceuticals - CEO, President

Okay. Let me start it up. You are covering a few players around the table here. Let me talk about the Allergan first. Yes, which I think Indevus announced that they extended their distribution agreement up to, through September this year. And relative to discussions, yes, as a result of our acquisition, we have opened a dialogue with Allergan.

And again, I think we are in a position to add value because of our primary care position that we have. And so, it is centered around that enhancement. And see if we can find a way to move on a very positive existing relationship that Indevus has. Now on the —

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

On the actual acquisition of Indevus, this is Caroline again. As you know on Monday of this week, we purchased about 70% of their outstanding common stock. So they are a majority owned subsidiary of Endo right now. We did extend a tender offer period until 5:00 today. We are continuing to monitor that.

We hope to get 90% of the outstanding tendered, so that we can effect a short-form merger. There is a top-up option available in the merger agreement. So in reality, if we get 88% of the shares tendered, we could do a short-form merger. If we don’t achieve that by the end of today, we may decide to extend the offer for an additional period of time, or go the long form merger route. It is still a bit up in the air.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

And just with regard to your comments on the balance sheet, I won’t go into too many specifics. I think a couple things that we can state, pick up approximately $110 million in cash related to the Indevus acquisition. Right now, we are undergoing sort of the fair value process to look at the combined balance sheet. I think you can expect to have more clarity on that in the first quarter 10-Q.

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

Finally on the REMS question, certainly we are very pleased to be involved, look forward to working with the FDA on this REMS strategy. We, of course, don’t want to predict the outcomes of the discussions at this point, because it is very early. But we do clearly recognize the importance of the initiatives, to mitigate and minimize opioid abuse and misuse. And of course, we already do have a REMS program in place with Opana.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

In the interest of time, can we go to the next question?

Operator

Your next question will come from the line of Ken Trbovich from RBC Capital Markets.

Ken Trbovich - RBC Capital Markets - Analyst

Thanks for taking the question. I guess I wanted to focus on the performance of Voltaren, and the contract sales organization. I know you are not giving specific guidance around products at this point, but it certainly seems as though the product may be well short of the $200 million to $300 million, that was put forth at the time of the acquisition. If you are unable to find another product to co-promote, is it your intention to eventually eliminate the co-promotion sales force?

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

David Holveck - Endo Pharmaceuticals - CEO, President

I think the opportunities that, as I stated with the Indevus, with our current line and again the additional skill sets that we picked up with Indevus in the urology and endocrinology area, mainly our plan to hold those lines, those salespeople, and their focus on those products.

And when you speak about our Voltaren, our primary care force, and specifically the Voltaren, we are going to hold those players in place, and evaluate in this first half, to really get our direct reading on it. So there is probably a point in our ‘09 plan, as to how we look cost and utilization of those salespeople. But it really won’t be able to be defined until mid-year.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. And then just with regard to the discussions with Allergan, if you are going to take on GP promotion for Sanctura, and you have already have the sales force, would you entertain potentially acquiring that asset, instead of just licensing and co-promotion rights?

David Holveck - Endo Pharmaceuticals - CEO, President

Yes. I don’t think I can comment to you on that one just yet. Yes, I can hold that, and get more air under our wings on this whole acquisition, before I get back to you on that one.

Ken Trbovich - RBC Capital Markets - Analyst

Okay. Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Go to the next question, please.

Operator

Your next question will come from the line of Patti Bank with Pacific Growth Equities.

Patti Bank - Pacific Growth Equities - Analyst

Yes, just on the Hydron technology, can you talk a little bit about what your plans are for that? I know in the past I think Indevus and I think Valera as well, looked at couple of compounds, like Risperidone and Naltrexone. Can you maybe talk about which molecules you think might work in that? Also on the R&D side for Ocreotide, in the past you talked assuming about you only need one trial. Is that based on the direct feedback from the FDA with Indevus, and are we still expecting to see data on that by year end?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

Okay. So let me start with talking a little bit about the Hydron technology, we have said before, this is very exciting and interesting, as you know, it delivers constant levels of drug over long periods of time. And Supprelin and Vantas, of course are used, ar implants lasting for a year.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

And therefore clearly the Hydron had applicability, in areas where compliance and stable blood levels are important to clinical care. So clearly that has a lot of potential applications, if you think about the CNS space for example, or immunotherapy. We are not being specific about the direction we are taking at this point.

Regarding Ocreotide, I believe the question was, it is clearly in a Phase III study now. In Acromegaly, we have had feedback from the FDA, and it is not inconsistent with what has previously been stated, and we will be working with the FDA in getting a greater understanding of Ocreotide, and the results coming out with the study over the course of this year.

Patti Bank - Pacific Growth Equities - Analyst

And then just maybe two quick questions for Dave. I guess first, I assume you get about $20 million from the Indevus side, in terms of cost savings from their G&A line, implying about the other $20 million from Endo internally. Is that a safe assumption?

And also, can you give an idea of how much time you’re currently spending on yourself, looking at business development opportunities, versus kind of running the day-to-day operations, or is that fully with Nancy right now?

David Holveck - Endo Pharmaceuticals - CEO, President

I will let Blaine cover the safe assumption part of it. I will dip into where I am spending my time. A good portion of my time, yes, is in the business development, because it is so linked to the strategic vision that I am working under. My time will be spent predominantly there, and in the public policy side.

Public policy in this industry at this point is as much a driver as business development. And so those are the two areas where I will spent my time. Nancy will clearly oversee the integration, the marketing, as well as the day-to-day activities while I am focusing in these two areas. And Blaine?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Patti, in regard to your question around the cost savings. Again, I think as we highlighted earlier, the majority of those cost savings that we had spoken about in the $40 million, did relate to Endo specific activities that we would undertake. I think the $20 million contribution that you indicate around Indevus, as it results seems like a high number from my perspective. Again, we talked about continuing to maintain their sales force infrastructure, the manufacturing capabilities, was clearly a large component of that business. So again, the majority of the cost savings that we would achieve in 2009 od the $40 million, is again associated with Endo-specific programs, rather than synergies around the deal.

Patti Bank - Pacific Growth Equities - Analyst

Great. Thank you.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure. Next question, please.

Operator

The next question will come from the line of Scott Henry from Roth Capital.

Scott Henry - Roth Capital Partners - Analyst

Thank you. I just wanted to talk a little bit more about Opana ER. I mean, given the new mechanisms of action in pain is a very challenging area to say the least, you have a product that sells about $200 million, and is growing, I am surprised that you are not putting more effort into looking at new formulations, or possibly an abuse-resistant technology. And I just wanted to get your thoughts on that?

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

David Holveck - Endo Pharmaceuticals - CEO, President

Well, I don’t know that we are not. I mean, we are not talking about it. But give me a little space in terms of what we will talk publicly about. I think as I tried to indicate, a significant part of our current business. The leverage in our current business provides us to grow our business, it is a big part. And how we are looking at again, backfilling to one of the other questions that I addressed on this Opana appeal, and what we are doing I can assure you it is not a dormant activity here. So outside of saying anything more than that and for competitive reasons, I would actually like to hold there.

Scott Henry - Roth Capital Partners - Analyst

That is fair, and that is really what I was kind of getting at. One other question if I could. And this is more in general terms. If we look at the Lidoderm prescriptions, they have kind of rolled over at the beginning of the year. Not dramatically, but they have turned negative from time to time if you look at the weeklies. Do you see any macro reason for this? Could this be somewhat a bid more economically sensitive than other drugs? Additionally, could it be shifts in the formulary status?

David Holveck - Endo Pharmaceuticals - CEO, President

I don’t know that it is a shift in the formulary status. I do think that we are still looking at the industry at large. I don’t know that at this point, we find ourselves in an atypical position relative to the economic impacts that I think our nation is going through, and how that is rippling through the health care industry. It is still watching and waiting.

So at this point I would say, not enough data points to cause for a trend. I think the areas where Lidoderm has benefited in terms of ‘08, is to my earlier comment about Nancy’s inside contribution, relative to looking at better ways to pinpoint against doctors who are managing PHN. And in so doing, I think the efficiency gains. So you may see in some waxing and waning, but I would say generally it is a positive trend. The only caveat I would say is that I need more data points, relative to our industry.

Scott Henry - Roth Capital Partners - Analyst

Okay. Thank you for taking the question.

David Holveck - Endo Pharmaceuticals - CEO, President

Okay. Thanks.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Next question, please.

Operator

Your next question will come from the line of Michael Tong from Wachovia Capital Markets.

Michael Tong - Wachovia Capital Markets - Analyst

Hi. Just a follow-up from Corey’s earlier question. Blaine, you mentioned gross margin is expected to trend down in ‘09. Trend down from where? Is it prior to the amortization backing out or not?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

The trend down -again, is basically looking at it from the perspective of having backed out the amortization expense.

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Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Michael Tong - Wachovia Capital Markets - Analyst

Okay. So it is down from 81.3%, and it is not down from 79% or so?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

That is correct, Michael.

Michael Tong - Wachovia Capital Markets - Analyst

Okay. And then secondly, this is a question for Dave or maybe for Ivan. You kind of systematically purged the R&D pipeline from the prior management team, and have kind of gone out and done some in-licensing activities of your own. Can you just talk philosophically about what you see are the differences between what you purged, versus what you brought in, and is that the way that we ought to think about your thought process going forward?

David Holveck - Endo Pharmaceuticals - CEO, President

Yes. I was sort of smiling at the use of the word ‘purge.’ I think we made the strategic decisions again the strategic plan. I think probably in the way, from our past life, referring to looking at pain from the perspective of say the development for J&J, we were out there obviously looking at that franchise pretty heavy, given J&J’s position.

I have some knowledge as to where the expectations, in terms of time that it would take for either new innovation and/or opportunities to exploit near term. I saw it to be very limited. I think from the standpoint of the observations before I even arrived. Then looking at the products and looking at the growth plans, and the projections that I wanted to see the company take, it dictated that we really needed to broaden our strategic footprint and move in that broader fashion.

The decisions that we made on those products were relevant to the strategic plan that I wanted to pursue, as well as the deliverables. When those dollars invested would return to the shareholder. And I didn’t see, again, that return in a timely fashion. And when we saw the opportunities in this pelvic health area, and the [benign] and malignant disease of that space, along with the end relationships with pain, we just had to make those priority calls. And that is what we did. And that is where we will continue to look, and how we will look.

Michael Tong - Wachovia Capital Markets - Analyst

Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Okay.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Next question, please.

Operator

Your next question will come from the line of John Newman from Oppenheimer.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

John Newman - Oppenheimer & Co. - Analyst

Hi, guys. Thanks for taking the question. Could you tell us what the value of NOLs is that you gained from the Indevus acquisition, and then how much of that has been utilized in 2009, and what you might use in 2010?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

The total value of the NOLs is around $300 million. I think the benefit that we received from those NOLs will be captured over the next five years. There will be a slight increase in 2010, and that will be consistent for three years there after that.

John Newman - Oppenheimer & Co. - Analyst

Okay. And then on Voltaren could you talk about potential destocking that we might see during the first quarter, since it appears that there may have been a discrepancy between the sales and the demand based on the scripts in the fourth quarter?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Yes. I don’t think we comment necessarily relative to inventory trends around the various products.

John Newman - Oppenheimer & Co. - Analyst

Okay. Thanks.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Sure.

Operator

Your next question will come from the line of Scott Hirsch from Credit Suisse.

Scott Hirsch - Credit Suisse - Analyst

Hi, guys. Quick question about the budget that came out, and some of Obama’s comments, he seems to want to prohibit settlements between innovators and generics. I guess qualitatively speaking, does this impact or expedite anything in your mind that might take place?

David Holveck - Endo Pharmaceuticals - CEO, President

I am not up to the, outside of the sound bites that we have gotten on that. Going back to my earlier comment, my interest in putting a lot of my time in the public policy arena.

And again, being a part of the pharma organization, more to come on that. I don’t think I can give you an educated comment at this point, other than to say that it is high on the schedule to get behind, and understand exactly what the intention, and the specifics are of that program he announced.

Scott Hirsch - Credit Suisse - Analyst

Fair enough. Just real quickly on a few things. Do you have anything meaningful in your guidance on the top line for Valstar?

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

David Holveck - Endo Pharmaceuticals - CEO, President

Again, the Valstar, no, I guess I can’t give you that. What we have right now is the clarity from the FDA letter that we can move forward, with the plan to start the manufacturing process, and that again is a game plan that we have to get a hold of. We are encouraged and obviously very positive because of the FDA. Again, our operations head needs to look at exactly, where and when we can launch it. And that goes along with the consistency of making sure, again, your quality of runs and your inventory match up to your marketing plans. And all of that just hasn’t been done yet.

Scott Hirsch - Credit Suisse - Analyst

Fine. On the inventory front, is there anything notable in stocking fourth quarter, that might change for the sequential quarter? Or nothing big?

David Holveck - Endo Pharmaceuticals - CEO, President

No, nothing at this point. Nothing I could comment on, no.

Scott Hirsch - Credit Suisse - Analyst

Okay. And then lastly, will you have a full first quarter of Indevus in the numbers or no?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

The assumption on the close of Indevus from a reporting standpoint, would assume a February 23. So you should see a partial impact that you would see in the first quarter.

Scott Hirsch - Credit Suisse - Analyst

Okay. Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Sure. Thanks.

Operator

Your next question will come from the line of Gene Mack from Lazard Capital Markets.

Gene Mack - Lazard Capital Markets - Analyst

Thanks for taking the question. On the Grunenthal compound, I am having a hard time, maybe other people are finding it easier, but I am having a hard time finding out anything on the compound. Can you give us a brief description of the formulation, how it is delivered, maybe why, is there anything about the formulation that maybe held the compound up for so long?

Ivan Gergel - Endo Pharmaceuticals - EVP, R&D

No, I mean it is going through development clearly. As we have said previously, we can’t comment on what Grunenthal has done in the past, and what Grunenthal has said in the past. But it is an oral medication and it does have a novel mechanism of action, that does excite us. Hence, we have become involved in this.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Gene Mack - Lazard Capital Markets - Analyst

Okay, is it a once-a-day dosing, or multiple doses per day?

David Holveck - Endo Pharmaceuticals - CEO, President

At this point, it is too early to make that call. Again, I don’t know that we can bring anything more, or maybe more pointedly, I don’t know that I want to bring anything more relative to the deal, because of the competitive aspects of it.

Gene Mack - Lazard Capital Markets - Analyst

Great. And for clarification, is it in its final dosage form?

David Holveck - Endo Pharmaceuticals - CEO, President

At this point, I am not going to make any comments on that. Again, I would like to retain, again, a little mystery behind this, other than to say it is a good position for us and our paying franchise, to be able to be a part of the Grunenthal team.

Gene Mack - Lazard Capital Markets - Analyst

Okay. Thanks.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

In the interest of time, I think we have the opportunity to take about two more questions.

Operator

Your next question will come from the line of Lei Huang from Summer Street Research.

Lei Huang - Summer Street Research Partners - Analyst

Hi, thanks. Just a couple of questions. To be clear on the Indevus deal closing, I know you are incorporating in the guidance a closing dates of February 23. But I guess in terms of the next steps to own 100% of the company, other than getting all the shares tendered, is there still an outstanding FTC component, or anything else that needs to happen before the formal close?

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

No. The FTC, HSR waiting period has expired. There is nothing between us and the closing.

Lei Huang - Summer Street Research Partners - Analyst

Okay. So it is just the tender part that is outstanding?

Caroline Manogue - Endo Pharmaceuticals - EVP, Chief Legal Officer

Correct.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Lei Huang - Summer Street Research Partners - Analyst

Okay. Then as far as how you will report the Indevus contribution in the future, will you have a separate line item for the Indevus related revenues somewhere in your P&L when you report?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

We haven’t made that decision at this point in time. I think as we break out other products, I think we would clearly provide transparency, but wouldn’t be specific at this point in time as to how we would characterize that.

Lei Huang - Summer Street Research Partners - Analyst

Okay. Fair enough. Last question, and I know we touched on this several times during the Q&A. I want to make sure I understand this correctly. You said expectations for more deal announcements for the rest of this year. Is the focus more on I guess is there more urgency on later stage products, or do you feel more comfortable with your later stage pipeline outlook, because of the Indevus acquisition, therefore you can focus more on early to mid-stage? Is there I guess more urgency or weighting to one type of deal versus another, in terms of stage of development?

David Holveck - Endo Pharmaceuticals - CEO, President

Yes. That is a good question, and a relevant question. I appreciate you asking it. Yes, we are really focused on near-term marketed products at this point. I would like to be able to add into that relevant to the strategic direct we are at, and bolstering in those areas near term. I think the mid to long term, not that we can ever have enough of it. But at this point our focus will be marketed in near-term opportunities.

Lei Huang - Summer Street Research Partners - Analyst

Okay. All right. Thank you.

David Holveck - Endo Pharmaceuticals - CEO, President

Thanks a lot.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Thank you. Can we go to the last question, please?

Operator

Your last question will come from the line of Tim Chiang from FTN Equity Capital.

Tim Chiang - FTN Midwest Securities - Analyst

Hi, thanks. I know you can’t give much detail in terms of the operating expense numbers, but will SG&A and R&D margins change that much? From ‘09 to ‘08 with the Indevus acquisition?

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Again, I think we don’t want to go into specifics relative to the line items. Again, clearly there will be an increase in those two particular lines, related to the acquisition of Indevus. Again, as I stated I think part of the increase in those operating expense lines would be offset, relative to the cost-saving programs that we have spoken about. Beyond that I don’t think we want to be more specific than that at this point.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

Tim Chiang - FTN Midwest Securities - Analyst

Okay. Just a quick followup. Do you have any plans in terms of paying off the Indevus debt this year? I know they have two pieces of debt. I think one you will pay off. The other one I noticed there was a pretty high interest rate on it.

Karen Adler - Endo Pharmaceuticals - VP, Finance & Treasurer

Right.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Right. The intention as you stated, on the convert that comes due in July of this year, we would go ahead and pay that off. Relative to the non-recourse bonds, I think I don’t want to get too specific around this. But the financial aspects of that really are fairly expensive to pay that off in the near term. I don’t want to be too specific about our intentions there. But I don’t think we have any expectation to pay that off at least in 2009.

Tim Chiang - FTN Midwest Securities - Analyst

Okay. Great. Thanks a lot.

David Holveck - Endo Pharmaceuticals - CEO, President

Sure.

Blaine Davis - Endo Pharmaceuticals - VP, Corporate Affairs

Yes. Just turn it back to Dave for some closing comments.

David Holveck - Endo Pharmaceuticals - CEO, President

First of all, I want to give thanks to n support of the audience here, as well as in the past and today, relative to the questions. I think again when you put out earning release with the amount of detail and information we had in it, the questions go a long way in helping clarify those specific points. I also hope that the audience understands too, what we are trying to do here at Endo, and what the team has accomplished in the 10 months, or 11 months I guess, it will soon be up to a year here, in terms of being able to legitimately say that we have a pipeline, we have a strategic direction.

I think we have been able to utilize our financial resources appropriately. And position ourselves for the future steps, in terms of sustainable growth. In all of that, I hope that again we can demonstrate for you throughout ‘09, not only our revenue, not only our able to leverage our base business and our EPS, so that we can position ourselves for the sustainable growth objective and strong growth trend.

So on that, I will close. And again, I look forward to future calls and future questions. Thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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FINAL TRANSCRIPT

Feb. 27. 2009 / 10:30AM ET, ENDP - Q4 2008 Endo Pharmaceuticals Earnings Conference Call

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IMPORTANT INFORMATION

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. Endo Pharmaceuticals Holdings Inc. (“Endo”) has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Indevus Pharmaceuticals, Inc. (“Indevus”) has filed a solicitation/recommendation statement with respect to the tender offer. Investors and Indevus shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other offer documents) and the related solicitation/recommendation statement because they contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available at no charge on the Securities and Exchange Commission’s website at www.sec.gov. In addition, copies of these documents and other filings containing information about Indevus and the transaction can be obtained by all Indevus stockholders, without charge, by directing a request to Indevus Pharmaceuticals, Inc., Attention: General Counsel, 33 Hayden Avenue, Lexington, Massachusetts 02421-7966, by telephone at (781) 861-8444 or on Indevus’ website, www.indevus.com.